Exhibit 10.1

COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The compensation committee of the board of directors of RadiSys Corporation approved annual base salaries and target bonuses for the following "named executive officers" (as defined by Item 402(a)(3) of Regulation S-K), effective as of April 1, 2011:

Executive Officer	New Base Salary	Target Bonus
Scott Grout - President and Chief Executive Officer	$476,736	$476,920
Brian Bronson - Chief Financial Officer	325,000	250,000
Anthony Ambrose - VP & General Manager of Communications Networks	265,000	171,360
Christian Lepiane - VP Worldwide Sales	268,451	180,085
John Major - VP Global Operations	265,200	177,650